Exhibit 99.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into on October __________, 2018, by and between:

(1)	_____, a company incorporated under the laws of the Republic of Korea (“Korea”), having its principal office at _____ (the “Seller”); and

(2)
SolarEdge Technologies Korea Co., Ltd., a company incorporated under the laws of Korea, having its principal office at 3-307, 308, Office A, 17 Worldcupbuk-ro 54gil, Mapo-gu, Seoul, Korea (the “Purchaser”).

The Seller and the Purchaser shall hereinafter be referred to individually as a “Party” and collectively as “Parties” as the context may require.

RECITALS

WHEREAS, the Seller owns _____ shares of common stock of Kokam Co., Ltd., a joint stock company (chusik hoesa in Korean) duly organized and existing under the Laws of Korea with its registered office at (the “Company”), representing _____ % of the total issued and outstanding capital stock of the Company (the “Sale Shares”);

WHEREAS, the Purchaser is interested in purchasing approximately 74% of the total issued and outstanding shares in the Company contemporaneously with the Closing contemplated hereunder; and

WHEREAS, in accordance with the terms and conditions of this Agreement, the Seller desires to sell and transfer the Sale Shares owned by it to the Purchaser, and the Purchaser desires to purchase such Sale Shares from the Seller.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

Article 1.	Sale and Purchase of the Shares

1.1
Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Seller shall sell to the Purchaser and the Purchaser shall purchase from the Seller the Sale Shares, free and clear of any and all liens, charges, security interests, pledges, encumbrances, claims and demands whatsoever.

1.2	Purchase Price. The purchase price for the Sale Shares sold by the Seller and purchased by the Purchaser (the “Purchase Price”) shall be KRW 1,471,571,172 (KRW 6,444 per share).

Article 2.	Closing

2.1
Closing Date. Subject to the terms of this Agreement, the closing (the “Closing”) of the share transfer transaction contemplated hereunder shall take place at the office of Shin & Kim, commencing at 10:00 a.m. Seoul time on the date on which the closing of the sale and purchase of 4,887,596 shares of the Company between the Purchaser and Ji Jun Hong occurs or such other date mutually agreed upon between the parties (such date is hereinafter referred to as the “Closing Date”), provided that the Closing shall only take place upon the contemporaneous closing of the sale and purchase of shares from other shareholders in the Company representing 11,309,718 shares of the Company.

2.2
Closing Transactions. At the Closing, (i) the Seller shall deliver the share certificates representing the Sale Shares, (ii) the Purchaser shall pay the Purchase Price to the Seller by wire transfer of immediately available funds to the bank account of the Seller set forth below:

Bank Name: _____
Bank Account Number: _____
Account Holder: _____

2.3
Further Assurance. The Seller shall undertake to do and effect all actions required for the purposes of completing the transactions contemplated by the SPA and in particular the vesting of the rights in connection with the Sale Shares to the Purchaser.

Article 3.                Representations and Warranties

3.1	Representations and Warranties of Seller. The Seller represents and warrants to the Purchaser, as of the Closing Date, as follows:

(a)          It is an entity duly organized and validly existing under the laws of Korea, is a tax resident of Korea and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)          The execution and delivery by it of this Agreement, and the performance by it of all of its obligations hereunder have been duly authorized by all necessary corporate action.

(c)          This Agreement is, when executed by it will be, duly executed and delivered by it, and constitute, or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their respective terms.

(d)          Neither the execution and delivery by it of this Agreement, nor the performance by it of its obligations hereunder, require the consent or approval of, or filing with, any Person or any Authority.

(e)          It is the record and beneficial owner of, owns, and has good and marketable title to and the legal right and power to sell and deliver, the Sale Shares, free and clear of any Encumbrances.  The Sale Shares owned by it are not subject to any put option, tag-along or co-sale right or any similar option or right.  Such Sale Shares have been duly authorized, are validly issued, fully paid and non-assessable.

3.2	Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Seller, as of the Closing Date, as follows:

(a)          It is an entity duly organized and validly existing under the laws of Korea, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.

(b)          The execution and delivery by it of this Agreement, and the performance by it of all of its obligations hereunder have been duly authorized by all necessary corporate action.

(c)          This Agreement is, when executed by it will be, duly executed and delivered by it, and constitute, or will constitute, its legal, valid and binding obligation, enforceable against it in accordance with their respective terms.

(d)          Neither the execution and delivery by it of this Agreement, nor the performance by it of its obligations hereunder, require the consent or approval of, or filing with, any Person or any Authority.

Article 4.                Governing Law and Jurisdiction

4.1
Governing Law.  This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the Laws of Korea.

4.2
Dispute Resolution.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English.  Any arbitration award shall be final and binding upon the Parties.

Article 5.                Indemnification

5.1
Each Party (the “Indemnifying Party”) shall indemnify and hold harmless the other Party (the “Indemnified Party”) from and against any and all losses, damages, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims, demands, fines, interest and penalties that are sustained or incurred by the Indemnified Party by reason of, resulting from or arising out of any breach or inaccuracy in any representation or warranty or breach of any covenant of the Indemnifying Party contained in this Agreement.

Article 6.                Miscellaneous

6.1
Effectiveness.  This Agreement shall become effective as of the date the Purchaser executes the sale purchase agreements with the Seller and other shareholders in the Company representing the sale and purchase of 11,309,718 shares of the Company, including the sale and purchase of 4,887,596 shares of the Company from Ji Jun Hong.

6.2
Notices.  All notices, consents, waivers, and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, (iii) deemed to have been given on the date on which it is received.

6.3
Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, and no other Person shall have any right, benefit or obligation under this Agreement.

6.4	Amendments. This Agreement may be amended only by written agreement among the relevant parties.

6.5
Severability.  If one of more provisions of this Agreement are held to be invalid or unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, so as to effectuate the parties’ intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by applicable law.

6.6
Costs, Expenses and Taxes.  Each party shall bear its own costs, expenses and taxes incurred in connection with this Agreement, including, without limitation, the fees and expenses of their respective accountants and legal counsel, capital gains tax (in case of the Seller) and securities transaction tax (in case of the Seller), regardless of whether the transactions contemplated hereby shall be consummated.

6.7	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

 (Signature page to follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives as of the date first above written.

_____

__________________________________________
Name:
Title:

SolarEdge Technologies Korea Co., Ltd.

__________________________________________
Name: Guy Sella
Title: Representative Director